Exhibit 99.2

Genasys Announces $15 Million Two-Year Term Loan Agreement

SAN DIEGO, CA – May 14, 2024 – Genasys Inc. (NASDAQ: GNSS), the global leader in protective communications, today announced the close of a $15 million two-year senior secured term loan with an institutional investor experienced in government contracts and specifically conducting business in Puerto Rico, as well as the Company's customer there, PREPA. Proceeds from the financing will be used for working capital and other general corporate purposes, enabling continuing growth in its Software business as well as facilitating delivery against the previously announced project award in Puerto Rico.

The loan is secured by substantially all of the Company’s assets and was issued with a 2% original issue discount (OID). Interest on the principal is payable quarterly in cash at a rate of the three-month Secured Overnight Financing Rate (SOFR) plus five percent (5%). The Company may elect to pay interest quarterly 50% in cash and 50% in common shares at a quarterly interest rate of the three-month SOFR plus six percent (6%). The loan is non-amortizing and is due May 13, 2026. The loan agreement also allows Genasys to prepay principal at 101% of par at any time during the first year, and at par thereafter prior to due date. In addition, the Company issued approximately 3.1 million five-year warrants to the Investor, each exchangeable for one share of common stock at an exercise price of $2.53, subject to adjustment.

ROTH Capital Partners acted as Placement Agent and legal representation was provided by Dentons Durham Jones Pinegar P.C.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with intelligible vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Protecting people and saving lives for over 40 years, Genasys covers more than 70 Million people in over 100 countries worldwide, including more than 500 U.S. cities, counties and states. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contact

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582